Exhibit 4.(a).2.(iii)(a)

AMENDMENT TO SERVICES AGREEMENT

In Santiago, on the 27th day of January, 2014, between:

(a) Corpbanca (hereinafter, the “Bank”), a banking company, Tax Id. Number 97,023,000-9, domiciled at 660 Rosario Norte St., Las Condes, represented by Fernando Massú Taré, who has the same domicile;

(b) Mrs. Pilar Dañobeitía Estades, Id. Number 8.668.195-1, representing Corp Group Holding Inversiones Limitada (hereinafter, the “Services Provider”, and together with the Bank, the “Parties”), Tax Id. Number 96,758,830-K, both domiciled at 660 Rosario Norte St. floor 23, Las Condes;

Have agreed upon the following:

First: Precedents.

(a) By means of a private instrument dated March 27, 2012, the Parties executed a Services Agreement (the “Contract”), pursuant to which the Bank commissioned to CorpGroup the rendering of professional and technical advisory services, on the terms and conditions therein agreed.

(b) As of this date, the Contract remains in effect, by virtue of successive extensions pursuant to its provisions.

(c) As this document contemplates a transaction with a related party pursuant to Section 146 et al. of Act 18,046 and as provided for in Section 50 bis of the same Act, the terms and conditions of this amendment were approved by a Committee of Board of Directors and the Board of Directors of the Bank in their meetings dated January 24, 2014 and January 27, 2014, respectively.

Second: Amendments.

The Parties agree to the following amendments to the Contract:

(a)	The second clause is modified by including the following as a new paragraph at its end:

“The services can be rendered by the “Services Provider” in its offices in Santiago de Chile or remotely, from another place in the country or abroad. To such end, the “Services Provider” may use all available technological means, such as videoconference, phone and email, among others. The “Services Provider” may also render services in the offices of the Bank, when the Parties agree it is convenient”.

The third clause related to the price of the services is modified to include the following as the third and fourth paragraph after the current second paragraph:

“Beginning January 1, 2015, transportation, meals and lodging expenses of the employees of the Services Provider performing their tasks in a place other than its offices pursuant to a request of the “Bank” shall be borne by the latter. Such expenses shall be directly paid by the “Bank”, or reimbursed to the “Services Provider” if the latter paid them, within 30 days of a written request by the “Services Provider” for such payment or reimbursement, to which request the “Services Provider” shall attach receipts for such expenses. In this respect, and without limiting the generality of the foregoing, the parties agree that executives of the “Services Provider” that render the services that are the subject of this contract, may travel in a private plane, which expenses shall be directly paid by the “Bank” to the national or foreign company conducting such transportation, in an amount up to USD $140,000 (One Hundred and Forty Thousand U.S. Dollars) for each calendar year.”

(b) The fourth clause related to the term is modified by including the following as a new second paragraph after its current first paragraph, such that the current second paragraph shall become the new third paragraph. The new second paragraph will read:

“Notwithstanding the foregoing, this contract shall have a term of 10 (ten) years beginning January 1, 2015. At the expiration of such term, the “Services Provider” and the “Bank” will each have the option to extend the contract for 5 (five) additional years. The party that decides to exercise its option to extend the contract shall communicate such decision to the other not less than 30 (thirty) days prior to the expiration of the 10 (ten) year extension, in which case the other party shall be obligated to accept such extension. In the event that Mr. Alvaro Saieh Bendeck dies before January 1, 2020, this contract will continue in full force and effect until the expiration of the fifth calendar year beginning January 1, 2020, without the possibility for further extension thereof. If he dies after January 1, 2020, this contract shall terminate immediately”.

(c) The sixth clause is replaced with the following:

“SIXTH: CONTRACTING.

The parties expressly declare that, although Corp Group Holding Inversiones Limitada has been hired to provide the services, when rendering services the opinion of Mr. Alvaro Saieh Bendeck shall prevail.”

(d) Term: each and every amendment indicated in this second clause shall be effective as of January 1, 2015.

(e) The parties hereby affirm that the current provisions of the Contract not expressly modified herein shall remain unaltered and entirely in effect.

Third: Miscellaneous.

(a)	The arbitration clause included in the Contract will also apply to this amendment.

(b)	Two identical originals of this amendment are signed, each party keeping one of them.

(c)	This amendment is subject to the condition that the merger between Corpbanca and Banco Itau Chile is effected.

[SIGNATURE]

Corpbanca

p.p.

[SIGNATURE]

Corp Group Holding Inversiones Limitada

p.p.